EXHIBIT 99.2

Memorandum

To:	All Employees

From:	Patrick G. LePore
Chairman and CEO

Date:	July 16, 2012

Subject:	Par To Be Acquired By TPG

Dear Colleagues,

This morning it was announced that Par has signed a definitive merger agreement to be acquired by an affiliate of TPG, a leading global private investment firm with extensive experience in public and private investments. Some of TPG’s preeminent portfolio companies include Aptalis Pharma, IMS Health,
J. Crew, and Petco, to name just a few.

This transaction brings compelling value to our stockholders, while allowing Par to continue to invest for the long term without the rigors of short-term scrutiny by Wall Street and, in essence, puts Par in control of its own destiny. Par’s management team remains at the company and is excited to work with our new colleagues at TPG. As a result of this merger, Par will be better positioned to execute against its strategic plan while continuing to provide meaningful and rewarding growth opportunities for our employees. We will continue to focus on growing the business and continuing the proud tradition that we have all helped to build. I look forward to continuing to work with all of you to take Par to the next level.

Town hall meetings will begin tomorrow to discuss the strategic rationale for the acquisition and answer any questions you may have.

Tuesday, July 17 @ 9:00 am:	Spring Valley, Tice, Suffern Employees
Woodcliff Lake Hilton, 200 Tice Blvd.

Wednesday, July 18 @ 9:00 am:	Irvine Employees

This transaction may generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside Par, please refer them to Allison Wey, VP, Investor Relations at Allison.wey@parpharm.com or 201-802-4206.

Closing of the acquisition is expected to occur in 2012 and is subject to various approvals and customary closing conditions. In the meantime, we will continue with business as usual in the days and weeks ahead, as we continue to fulfill our commitment to provide the highest quality products and service to our customers.

This is an exciting time for Par and a great outcome for our employees, our customers, and our shareholders. I thank you all for your continued dedication. Your commitment has been and will continue to be the cornerstone of our success.

Best regards,

Pat

Important Notice and Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Par Pharmaceutical Companies, Inc. by an affiliate of TPG. In connection with the proposed transaction, Par intends to file a proxy statement and other related documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF PAR ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PAR AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by Par with the SEC at the SEC web site at www.sec.gov. Copies of the proxy statement (when available) and other filings made by Par with the SEC can also be obtained, free of charge, by directing a request to Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake NJ 07677, Attn: Investor Relations. The proxy statement (when available) and such other documents are also available for free on Par’s web site at www.parpharm.com as soon as reasonably practicable after Par electronically files such material with, or furnish it to, the SEC.

Participants in the Solicitation

Par and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from Par’s stockholders in connection with the proposed acquisition transaction. Information regarding the directors and executive officers of Par is set forth in the proxy statement for Par’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2012, and in Par’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 28, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Safe Harbor Statement

Statements about the expected timing, completion and effects of the proposed merger, and all other statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate”, “believe” or “project,” or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to Par as of the date hereof, and, subject to any applicable law to the contrary, Par undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Par's actual results to differ from those projected in such forward-looking statements. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transaction described herein; approval of the merger by Par’s stockholders; the ability to obtain regulatory approvals of the transactions contemplated by the merger agreement on the proposed terms and schedule; the failure of Par’s stockholders to approve the transactions contemplated by the merger agreement; Par’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the merger agreement; the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in Par’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 28, 2012, in other of Par’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.